FILED

  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
    STATE OF NEVADA


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                             Latitude Network, Inc.

                                (the Corporation)

We the undersigned, Bobby Combs (President/Director) and Michael L. Eaton (Secretary/Director) of the Corporation do hereby certify:

That the board of Directors of the Corporation at a meeting duly convened and held on the 1st day of June, 1999, adopted a resolution to amend the original articles as follows:

        Article I is hereby amended to read as follows:

        First: The name of the corporation is "Orbis Development Inc."

The numbe rof shares of the Corporation outstanding and entitled to vote on as amendment to the Articles of Incorporation are 5,000,000, that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ BOBBY COMBS                                  /S/ MICHAEL L. EATON
----------------------                           ---------------------------
Bobby Combs, President                           Michael L. Eaton, Secretary


State of Nevada

                                       COUNTY SEAL

County of Clark

        The undersigned Notary Public Certified, deposes and states that Bobby Combs and Michael L. Eaton, personally accessed before xxxxx and executed the foregoing on behalf of the Corporation as its President and Secretary respectively on this 1st day of Junt, 1999.

STATE SEAL                                      by:
                                                   Bridget S. Richards
                                                   Notary Public in and for
                                                   County and State